August 3, 2006
Filed Under Rule 433
Registration No. 333-136265

Final Term Sheet

$500,000,000

Caterpillar Inc.
5.700% Notes due 2016

Issuer:	Caterpillar Inc.
Security:	5.700% Notes due 2016
Size:	$500,000,000
Maturity:	August 15, 2016
Coupon:	5.700%
Price to Public:	99.795%
Yield to Maturity:	5.727%
Spread to Benchmark Treasury	+ 77 basis points
Benchmark Treasury:	UST 5.125% due May 15, 2016
Benchmark Treasury Yield:	4.957%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2007
Optional Redemption:	At a discount rate of Treasury plus 12.5 basis points
Expected Settlement Date:	T+ 3 ; August 8, 2006
CUSIP:	149123BM2
Anticipated Ratings:	A2 by Moody’s Investors Service, Inc., A by Standard & Poor’s Ratings Services and A+ by Fitch Ratings, Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Book-Running Managers:	Citigroup Global Markets Inc. ABN AMRO Incorporated Barclays Capital Inc.
Co-Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. SG Americas Securities, LLC
Junior Co-Managers	ANZ Securities, Inc. Commerzbank Capital Markets Corp. Lloyds TSB Bank plc Mitsubishi UFJ Securities International plc RBC Capital Markets Corporation TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Citigroup Global Markets Inc. at 1-877-858-5407, ABN AMRO Incorporated at 1-888-226-3756, or Barclays Capital Inc. at 1-888-227-2275, ext. 2663.

August 3, 2006
Filed Under Rule 433
Registration No. 333-136265

Final Term Sheet

$750,000,000
Caterpillar Inc.
6.050% Debentures due 2036

Issuer:	Caterpillar Inc.
Security:	6.050% Debentures due 2036
Size:	$750,000,000
Maturity:	August 15, 2036
Coupon:	6.050%
Price to Public:	99.655%
Yield to Maturity:	6.075%
Spread to Benchmark Treasury	+ 97 basis points
Benchmark Treasury:	UST 5.375% due February 15, 2031
Benchmark Treasury Yield:	5.105%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2007
Optional Redemption:	At a discount rate of Treasury plus 15 basis points
Expected Settlement Date:	T+ 3; August 8, 2006
CUSIP:	149123BNO
Anticipated Ratings:	A2 by Moody’s Investors Service, Inc., A by Standard & Poor’s Ratings Services and A+ by Fitch Ratings, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running Managers:	Citigroup GlobalMarkets Inc. ABN AMRO Incorporated Barclays Capital Inc.
Co-Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. SG Americas Securities, LLC
Junior Co-Managers	ANZ Securities, Inc. Commerzbank Capital Markets Corp. Lloyds TSB Bank plc Mitsubishi UFJ Securities International plc RBC Capital Markets Corporation TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Citigroup Global Markets Inc. at 1-877-858-5407, ABN AMRO Incorporated at 1-888-226-3756, or Barclays Capital Inc. at 1-888-227-2275, ext. 2663.